Loan Agreement

Party A: Zhang Jinghe

Party B: Liaoning Joway Technology Engineering Co., Ltd.

Mr. Zhang Jinghe (Party A) is majority shareholder of Liaoning Joway Technology Engineering Co., Ltd. (Party B). Through friendly negotiation between the two parties, Party A shall agree to lend money to Party B as operating capital during the production operational process. Meanwhile, Party B needn’t pay the interests accrued as well as providing any assets served as guaranty or pledge.

This Agreement is valid during the business period of Party B.

Party A: /s/ Jinghe Zhang
Date: May 10, 2007

Party B: /stamp/ Liaoning Joway Technology Engineering Co., Ltd.
Date: May 10, 2007